Exhibit 10.3

Principal Amount: US$75,000	Issue Date: August 14, 2019

PROMISSORY NOTE

FOR VALUE RECEIVED, SPECTRUM GLOBAL SOLUTIONS, INC., a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of OASIS CAPITAL, LLC, a Puerto Rico limited liability company, or its registered assigns (the “Holder”), the principal sum of US$75,000 (the “Principal Amount”), together with interest thereon, as set forth in this Promissory Note at maturity or upon acceleration or otherwise, as set forth herein (this “Note”). This Note is being issued pursuant to that Equity Purchase Agreement entered into on or around August 14, 2019 and the Holders commitment to fund the Equity Purchase Agreement (the “Issue Date”). The full consideration paid to the Borrower for this Note is US$75,000, due to an original issuance discount of US$0 (the “OID”), and such OID shall be applied in full upon the issuance of the Note on the Issue Date. At the Issue Date, the outstanding Principal Amount under this Note shall be US$75,000. All payments due hereunder shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

The following additional terms shall also apply to this Note:

ARTICLE I. PRINCIPAL TERMS

1.1 Interest. The outstanding Principal Amount of this Note shall accrue interest at the rate of six percent (6%) per annum, (with the understanding that the initial six months of such interest shall be guaranteed). Any amount of principal or interest on this Note, which is not paid on or before the Maturity Date (as defined below), shall bear interest at the rate of the lesser of (i) twenty-four percent (24%) per annum or (ii) the maximum amount allowed by law, from the due date thereof until the same is paid (“Default Interest”). Interest shall commence accruing on the date that this Note is issued and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

1.2 Maturity Date. The maturity date of this Note shall be six (6) months from the Issue Date (the “Maturity Date”), and is the date upon which the Principal Amount, as well as any accrued and unpaid interest and other fees, shall be due and payable.

1.3 Waiver and Consent. To the fullest extent permitted by law, the Borrower waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Borrower liable with respect to this Note.

1.4 Prepayment. This Note may be prepaid in whole or in part at any time without penalty to the Borrower, except that interest on the entire Principal Amount of this Note shall be paid in full on such prepayment date and such interest amount shall not be prorated for any period less than six (6) months on the basis of the actual number of days elapsed. Except as otherwise required by law or by the provisions of this Note, payments received by the Holder hereunder shall be applied first against interest accrued on this Note and next in reduction of the outstanding Principal Amount of this Note.

1.5 Standing of Note. This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the Holder thereof.

ARTICLE II. CERTAIN COVENANTS

2.1 Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of its capital stock other than dividends on shares of its common stock solely in the form of additional shares of common stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

2.2 Restriction on Stock Repurchases. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of its capital stock or any warrants, rights or options to purchase or acquire any such shares.

ARTICLE III. EVENTS OF DEFAULT

The occurrence of each of the following events of default shall each be an “Event of Default”, with no right to notice or the right to cure except as specifically stated:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay the Principal Amount hereof or interest thereon when due on this Note, whether at the Maturity Date, upon acceleration, or otherwise.

3.2 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note or any other documents entered into between the Holder and Borrower, and such breach continues for a period of three (3) days after written notice thereof to the Borrower from the Holder or five (5) days after the Borrower should have been aware of the breach.

3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith, is or becomes false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.

3.4 Receiver or Trustee. The Borrower or any subsidiary of the Borrower makes an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.5 Judgments. Any money judgment, writ or similar process is entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $100,000, and remains unvacated, unbonded or unstayed for a period of ten (10) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors are instituted by or against the Borrower or any subsidiary of the Borrower.

3.7 Delisting of Common Stock. The Borrower fails to maintain the listing or quotation of its common stock on the OTCQB or an equivalent replacement exchange, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE American.

3.8 Failure to Comply with the Exchange Act. The Borrower fails to comply with the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), (including but not limited to becoming delinquent in its filings), and/or the Borrower ceases to be subject to the reporting requirements of the Exchange Act.

3.9 Liquidation. The Borrower commences any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.10 Cessation of Operations. The Borrower ceases operations or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.11 Financial Statement Restatement. The Borrower replaces its auditor, or issues a restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a material adverse effect on the Borrower or the rights of the Holder with respect to this Note.

3.12 Reverse Splits. The Borrower effectuates a reverse split of its common stock without twenty (20) days prior written notice to the Holder.

3.13 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instruments, including but not limited to any convertible promissory notes, currently issued, or hereafter issued, by the Borrower, to the Holder or any 3rd party (the “Other Agreements”), shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

3.14 Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

3.15 No bid. At any time while this Note is outstanding, the lowest trading price on the OTCQB or other applicable principal trading market for its common stock is equal to or less than $0.0001.

3.16 Prohibition on Debt and Variable Securities. So long as this Note is outstanding, the Borrower shall not, without written consent of the Holder, issue any Variable Security (as defined herein) to a party that is not the Holder, unless (i) the Borrower is permitted to pay off this Note in cash at the time of the issuance of the respective Variable Security and (ii) the Borrower pays off this Note, pursuant to the terms of this Note, in cash at the time of the issuance of the respective Variable Security. A “Variable Security” shall mean any security issued after the Issue Date by the Borrower that (a) has or may have conversion rights of any kind, contingent, conditional or otherwise in which the number of shares that may be issued pursuant to such conversion right varies with the market price of common stock; (b) is or may become convertible into common stock (including without limitation convertible debt, warrants or convertible preferred stock), with a conversion or exercise price that varies with the market price of the common stock, even if such security only becomes convertible or exercisable following an event of default, the passage of time, or another trigger event or condition; or (c) was issued or may be issued in the future in exchange for or in connection with any contract, security, or instrument, whether convertible or not, where the number of shares of common stock issued or to be issued is based upon or related in any way to the market price of the common stock, including, but not limited to, common stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange.

3.17 Failure to Repay Upon Offering. The Borrower completes an offering and/or sale of securities on or after the Issue Date and fails to apply the proceeds to the repayment of this Note, until this Note is repaid in its entirety.

Upon the occurrence of any Event of Default specified in this Article 3, this Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to 1.4 multiplied by the then outstanding entire balance of this Note (including principal and accrued and unpaid interest) plus Default Interest, if any, and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or electronic mail delivery, with accurate confirmation generated, at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Spectrum Global Solutions, Inc.

300 Crown Oak Centre

Longwood FL 32750

Email: roger.ponder@awsolutionsinc.com

Phone:

Attention: Roger Ponger, CEO

If to the Holder:

OASIS CAPITAL, LLC

208 Ponce de Leon Ave.

Ste. 1600

San Juan, PR 00918

Email: investments@oasis-cap.com

Phone:

with a copy that shall not constitute notice to:

K&L Gates LLP

200 S. Biscayne Blvd., Ste. 3900

Miami, FL 33131

Attention: John D. Owens, III, Esq.

Email: john.owens@klgates.com

Phone: 305.298.8747

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary herein, the rights, interests or obligations of the Borrower hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Borrower without the prior signed written consent of the Holder, which consent may be withheld at the sole discretion of the Holder (any such assignment or transfer shall be null and void if the Borrower does not obtain the prior signed written consent of the Holder). This Note or any of the severable rights and obligations inuring to the benefit of or to be performed by Holder hereunder may be assigned by Holder to a third party, in whole or in part, without the need to obtain the Borrower’s consent thereto. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Kansas without regard to the principles of conflicts of law (whether of the State of Kansas or any other jurisdiction).

4.7 Arbitration. Any disputes, claims, or controversies arising out of or relating to this Note, or the transactions, contemplated thereby, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Note to arbitrate, shall be referred to and resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service (“JAMS” ), or its successor pursuant the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules” ), including Rules 16.1 and 16.2 of those Rules. The arbitration shall be held in New York, New York, before a tribunal consisting of three (3) arbitrators each of whom will be selected in accordance “strike and rank” methodology set forth in Rule 15. Either party to this Note may, without waiving any remedy under this Note, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. The costs and expenses of such arbitration shall be allocated as determined by the arbitrators, and the arbitrators are authorized to award attorneys’ fees to the prevailing party, including pre- and post-award interest. The arbitrators’ decision must set forth a reasoned basis for any award of damages or finding of liability. The arbitrators’ decision and award will be made and delivered as soon as reasonably possible and in any case within sixty (60) days’ following the conclusion of the arbitration hearing and shall be final and binding on the parties and may be entered by any court having jurisdiction thereof.

4.8 JURY TRIAL WAIVER. THE BORROWER AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

4.9 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding Principal Amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder therefor.

4.10 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.11 Section 3(a)(10) Transactions. If at any time while this Note is outstanding, the Borrower enters into a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), then a liquidated damages charge of 100% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment, an addition to the balance of this Note, or a combination of both forms of payment, as determined by the Holder. The liquidated damages charge in this Section 4.11 shall be in addition to, and not in substitution of, any of the other rights of the Holder under this Note.

4.12 Reverse Split Penalty. If at any time while this Note is outstanding, the Borrower effectuates a reverse split with respect to its common stock, then a liquidated damages charge of 30% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment, an addition to the balance of this Note, or a combination of both forms of payment, as determined by the Holder. The liquidated damages charge in this Section 4.12 shall be in addition to, and not in substitution of, any of the other rights of the Holder under this Note.

4.13 Restriction on Section 3(a)(9) Transactions. So long as this Note is outstanding, the Borrower shall not enter into any 3(a)(9) Transaction with any party other than the Holder, without prior written consent of the Holder. In the event that the Borrower does enter into, or makes any issuance of common stock related to a 3(a)(9) Transaction while this Note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than $15,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note. A “3(a)(9) Transaction” means a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(9) of the Securities Act.

4.14 Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

4.15 Right of First Refusal. If at any time after the Issue Date and until this Note is satisfied in full, the Borrower has a bona fide offer of capital or financing from any 3rd party, that the Borrower intends to act upon, then the Borrower must first offer such opportunity to the Holder to provide such capital or financing to the Borrower on the same or similar terms as each respective 3rd party’s terms, and the Holder may in its sole discretion determine whether the Holder will provide all or a portion of such capital or financing. Except as otherwise provided in this Note, should the Holder be unwilling or unable to provide such capital or financing to the Borrower within 10 trading days from Holder’s receipt of written notice of the offer (the “Offer Notice”) from the Borrower, then the Borrower may obtain such capital or financing from that respective 3rd party upon the exact same terms and conditions offered by the Borrower to the Holder, which transaction must be completed within 15 days after the date of the Offer Notice. Borrower shall, within two (2) business days of the respective closing, utilize 50% of all proceeds received by Borrower by each respective 3rd party that provides capital or financing to the Borrower, to repay this Note. If the Borrower does not receive the capital or financing from the respective 3rd party within 15 days after the date of the respective Offer Notice, then the Borrower must again offer the capital or financing opportunity to the Holder as described above, and the process detailed above shall be repeated. The Offer Notice must be sent via electronic mail to investments@oasis-cap.com.

** signature page to follow **

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on the Issue Date.

SPECTRUM GLOBAL SOLUTIONS, INC.

Name:

Title: President and Chief Executive Officer